EXHIBIT 99.1

News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2016 SECOND QUARTER RESULTS

For Further Information Contact:

Michael DeGraff

Sard Verbinnen & Co

Phone: 312.895.4734

Email: mdegraff@sardverb.com

GLENWOOD, Ill. — May 9, 2016 — Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2016 second quarter ended March 31, 2016.

Fiscal 2016 Second Quarter Highlights

•	Revenue of $38.1 million, including impact of $1.6 million reduction in revenue related to divestiture of Radon business and $0.6 million unfavorable impact from foreign currency translation rates
o	Revenues grew 5.8% year-over-year, excluding the divested Radon business and unfavorable impact of foreign currency translation
o	Domestic Radiation Measurement services revenues increased 5.0% year-over-year
o	Medical Physics revenues grew 16.3% year-over-year
•	Operating income of $7.2 million, a 28.6% increase compared to the second quarter of 2015
o	Consolidated operating income margin improved to 18.9% from 14.7% in the second quarter of 2015 driven by a decrease in selling, general and administrative expenses
•	Net income of $4.3 million compared to $3.5 million in the second quarter of 2015
•	Adjusted net income of $5.0 million on track with full-year guidance
•	On a GAAP basis, earnings per diluted share of $0.45
•	Announces divestiture of Medical Products business

Mike Kaminski, President and Chief Executive Officer of Landauer stated, “Our second quarter results reflect strong momentum on our key initiatives.  Our efforts to grow high-margin, recurring revenue opportunities are yielding positive results, as demonstrated by the continued double-digit growth in our Medical Physics segment.  In addition, our lean initiatives have contributed to the improvement in our operating margins across all our segments.  The development of our next generation dosimetry platform continues to progress on track with our expectations of beginning field testing in the second half of the year, and we are confident that our innovative design will be well positioned to meet the evolving needs of our customers.”

Second Fiscal Quarter Financial Overview and Business Segment Results

Revenues were $38.1 million for both the second fiscal quarter of 2016 and the second fiscal quarter of 2015. Radiation Measurement revenues for the quarter were $25.5 million compared to $27.2 million for the second fiscal quarter of 2015. The decrease in revenues was primarily due to the divestiture of the Company’s Radon business in September 2015, resulting in a $1.6 million reduction in revenues.  In addition, unfavorable foreign currency translation rates reduced revenues by $0.6 million. Domestic Radiation Measurement services revenues increased 5.0%, partially offsetting the impact of the Radon business divestiture and the foreign currency rates.  Medical Physics revenues increased $1.4 million, or 16.3%, to $10.0 million, due to increased demand for imaging services.  Excluding the divested Radon business and unfavorable impact of foreign currency translation, total revenues increased 5.8% compared to the prior year period.

Operating income for the second fiscal quarter of 2016 was $7.2 million, compared to operating income of $5.6 million for the second fiscal quarter of 2015. Consolidated operating income margin improved to 18.9% from 14.7% in the second fiscal quarter of 2015.  These increased operating income results reflect improvement across all business segments and were driven by a decrease in selling, general and administrative expenses, as well as higher gross margins.

Fiscal Six Months Financial Overview

Revenues for the first six months of fiscal 2016 were $74.6 million, a 1.5% decrease compared to $75.7 million for the first six months of fiscal 2015. The Radiation Measurement segment decreased $3.5 million due to the divestiture of the Company’s Radon business, resulting in a $3.2 million reduction in revenues, and an unfavorable foreign currency impact of $1.8 million. The Medical Physics segment increased $2.4 million, due to continued increased demand for imaging services.

Operating income for the first six months of fiscal 2016 was $13.5 million, a 14.4%  increase compared to operating income of $11.8 million for the first six months of fiscal 2015. The increase in operating income was driven by the decrease in Corporate and Radiation Measurement selling, general and administrative expenses, offset by the impact of the lower revenues in the Radiation Measurement segment.

Medical Products Divestiture

On May 3, 2016, the Company divested its Medical Products business for a total consideration of $12 million.  Additionally, through the transaction, the Company anticipates realizing approximately $20 million in tax benefits over the next several years.  The Company expects to utilize the proceeds from this divestiture to pay down debt and reinvest into continuing growth initiatives.  The Medical Products business represented $9.9 million in revenue for 2015, less than 7% of the Company’s total 2015 revenue.

Use of Non GAAP Financial Measures

Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA represents net income with adjustments for net financing costs, depreciation and amortization, provision for income taxes, stock compensation expense, goodwill and other intangible assets impairments, and acquisition, reorganization and nonrecurring costs. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

In addition, the Company’s management used Adjusted Net Income as a measure of earnings to eliminate the effects of certain non-cash and nonrecurring items of the Company. Adjusted Net Income represents net income with tax-effected adjustments for stock compensation expense, goodwill and other intangible assets impairments and acquisition, reorganization and nonrecurring costs. However, Adjusted EBITDA and Adjusted Net Income are not recognized measurements under GAAP and should not be considered as an alternative to the most directly comparable measures presented in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included within this news release.

Conference Call Details

Landauer has scheduled its second quarter conference call for investors over the Internet on Monday, May 9, 2016, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). To participate, callers should dial 866-866-1542 (within the United States and Canada), or 707-294-1539 (international callers), passcode 4199981, about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 855-859-2056 (within the United States and Canada), or 404-537-3406 (international callers), passcode 4199981, which will be available through Wednesday, June 8, 2016. The replay will also be available on Landauer’s website for 30 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures. For information about Landauer, please visit their website at http://www.landauer.com.

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2016 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance; the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or joint ventures; valuation of the Company’s long-lived assets or reporting units relative to future cash flows; changes in pricing of services and products; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A. “Risk Factors” and Item 7A. “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

Landauer, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)	March 31, 2016	September 30, 2015
Assets
Cash and cash equivalents	$9,213	$15,314
Receivables, net of allowances of $1,625 at March 31, 2016 and $1,556 at September 30, 2015	32,770	32,412
Inventories	7,059	7,035
Prepaid expenses and other current assets	7,954	6,992
Total current assets	56,996	61,753

Net property, plant and equipment	46,680	46,367
Equity in joint ventures	23,994	24,010
Goodwill	35,240	35,072
Intangible assets, net of accumulated amortization of $39,605 at March 31, 2016 and $38,662 at September 30, 2015	12,649	13,052
Other assets	27,043	28,490
Total assets	$202,602	$208,744

Liabilities
Total current liabilities	$36,012	$38,493
Long-term debt	125,985	133,385
Other non-current liabilities	23,867	24,539
Total liabilities	185,864	196,417

Stockholders' equity
Landauer, Inc. stockholders' equity	15,583	11,195
Noncontrolling interest	1,155	1,132
Total stockholders' equity	16,738	12,327
Total Liabilities and Stockholders' Equity	$202,602	$208,744

Landauer, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(Dollars in Thousands, Except per Share)	2016	2015	2016	2015
Total revenues	$38,082	$38,139	$74,612	$75,686

Cost and expenses:
Cost of sales	18,327	18,611	36,342	36,362
Selling, general and administrative	12,538	13,898	24,801	27,553
Total costs and expenses	30,865	32,509	61,143	63,915

Operating income	7,217	5,630	13,469	11,771
Equity in income of joint ventures	252	680	553	1,376
Other expense, net	(1,026)	(1,449)	(2,119)	(2,151)
Income before taxes	6,443	4,861	11,903	10,996
Income tax expense	2,005	1,180	3,692	2,790
Net income	4,438	3,681	8,211	8,206
Less: Net income attributed to noncontrolling interest	159	134	289	282
Net income attributed to Landauer, Inc.	$4,279	$3,547	$7,922	$7,924

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.45	$0.37	$0.83	$0.83
Weighted average basic shares outstanding	9,518	9,493	9,483	9,464

Diluted	$0.45	$0.37	$0.83	$0.83
Weighted average diluted shares outstanding	9,550	9,520	9,516	9,492

Landauer, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended March 31,
(Dollars in Thousands)	2016	2015
Cash flows from operating activities:
Net income	$8,211	$8,206
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,661	6,092
Equity in income of joint ventures	(553)	(1,376)
Dividends from joint ventures	1,195	1,144
Stock-based compensation and related net tax benefits	1,144	873
Current and long-term deferred taxes, net	1,076	(1,792)
Gain on sale, disposal and abandonment of fixed assets	12	124
Gain on investments	(221)	(189)
Changes in operating assets and liabilities	(3,715)	1,775
Net cash provided by operating activities	12,810	14,857

Net cash used in investing activities	(5,982)	(2,916)

Cash flows from financing activities:
Long-term borrowings, net	(7,400)	1,000
Dividends paid to stockholders	(5,286)	(10,599)
Other financing activities, net	(155)	(321)
Net cash used in financing activities	(12,841)	(9,920)

Effects of foreign currency translation	(88)	(358)
Net (decrease) increase in cash and cash equivalents	(6,101)	1,663
Opening balance - cash and cash equivalents	15,314	6,761
Ending balance - cash and cash equivalents	$9,213	$8,424

Non-GAAP Financial Measures

A reconciliation of Adjusted EBITDA and Adjusted Net Income (i.e., non-GAAP financial measures) to the most directly comparable GAAP measures is provided below:

	Three Months Ended March 31,		Six Months Ended March 31,
(Unaudited, Dollars in Thousands)	2016	2015	2016	2015
Adjusted EBITDA
Net income attributed to Landauer, Inc.	$4,279	$3,547	$7,922	$7,924
Add back:
Net financing costs	1,013	849	1,831	1,687
Depreciation and amortization	2,864	3,014	5,661	6,092
Provision for income taxes	2,005	1,180	3,692	2,790
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$10,161	$8,590	$19,106	$18,493
Adjustments:
Non-cash stock based compensation	687	436	1,144	-
Transaction expenses	398	-	876	873
Sub-total adjustments	1,085	436	2,020	873
Adjusted EBITDA	$11,246	$9,026	$21,126	$19,366

	Three Months Ended March 31,		Six Months Ended March 31,
(Unaudited, Dollars in Thousands)	2016	2015	2016	2015
Adjusted Net Income
Net income attributed to Landauer, Inc.	$4,279	$3,547	$7,922	$7,924
Sub-total adjustments	1,085	436	2,020	873
Income taxes on adjustments	(337)	(106)	(626)	(220)
Adjustments, net	748	330	1,394	653
Adjusted Net Income	$5,027	$3,877	$9,316	$8,577

Segment Information

The following tables summarize financial information for each reportable segment for the three and six months ended March 31:

	Three Months Ended March 31,		Six Months Ended March 31,
(Unaudited, Dollars in Thousands)	2016	2015	2016	2015
Revenues by segment:
Radiation Measurement	$25,520	$27,246	$50,224	$53,737
Medical Physics	10,033	8,561	19,386	17,045
Medical Products	2,529	2,332	5,002	4,904
Consolidated revenues	$38,082	$38,139	$74,612	$75,686

	Three Months Ended March 31,		Six Months Ended March 31,
(Unaudited, Dollars in Thousands)	2016	2015	2016	2015
Operating income (loss) by segment:
Radiation Measurement	$9,969	$9,414	$18,867	$18,798
Medical Physics	918	321	1,696	939
Medical Products	432	244	922	578
Corporate	(4,102)	(4,349)	(8,016)	(8,544)
Consolidated operating income	$7,217	$5,630	$13,469	$11,771